Exhibit 99.1

                          THE PEOPLES HOLDING COMPANY

Contact: Jim Gray                            Stuart Johnson
         Executive Vice President            Executive Vice President & CFO
         (662) 680-1217                      (662) 680-1001
         jimg@thepeopleplace.com             stuartj@thepeopleplace.com



                      THE PEOPLES HOLDING COMPANY ANNOUNCES
                              FIRST QUARTER RESULTS


TUPELO, Miss. (April 16, 2003) - The Peoples Holding Company (AMEX:PHC) today announced results for the first quarter ended March 31, 2003. Earnings per share for the first quarter increased 13.89% to $0.82 from $0.72, before the cumulative effect of an accounting change recognized in the first quarter of 2002. Net income for the first quarter increased 11.98% to $4,552,000 from $4,065,000 before the effect of the accounting change in the first quarter of 2002. Net income for the first quarter of 2002 was $2,765,000, or $0.49 per share.

Net interest income for the first quarter of 2003 was up slightly while non-interest income grew 14.62%. These results produced an annualized return on average equity of 13.15% compared with 12.29% before the cumulative effect of an accounting change for the first quarter of 2002. The annualized return on average assets for the first quarter was 1.29% compared with 1.19% before the cumulative effect of an accounting change for the prior-year period.

"We are pleased to start 2003 with another solid quarter," said E. Robinson McGraw, President and Chief Executive Officer of The Peoples Holding Company. "Our overall operations performed well in a very sluggish economy. Growth in non-interest income coupled with moderate expense growth more than offset slower loan growth and a narrowing of our net interest margin. Once again, the diversity of our revenue stream produced another quarter of consistent growth in earnings."

Stock Price and Dividends

The market price of The Peoples Holding Company shares was $42.60 per share at March 31, 2003, an increase of 11.52% from $38.20 at March 31, 2002.

Quarterly dividends per share remain at $0.27, with the most recent dividend increase having occurred in November 2002, the 16th consecutive year of quarterly increases.

Financial Details

McGraw added, "A continuation of record low interest rates caused our net interest margin on a tax equivalent basis for the first quarter of 2003 to decline to 4.39% from 4.59% for the comparable period in 2002."


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McGraw said,  however,  that loan quality  continued to improve despite the slow economy as evidenced by an almost 32% reduction in the provision for loan losses from $1,125,000 in the first quarter of 2002 to $767,000 in the first quarter of 2003. The allowance for loan losses as a percentage of loans was 1.48% at the end of the first quarter of 2003 compared with 1.44% at March 31, 2002. Net charge-offs as a percentage of average loans decreased to .04% during the first quarter 2003, from 0.08% in the prior-year period. Non-performing loans as a percentage of total loans decreased to 0.32% at March 31, 2003, from 0.70% at March 31, 2002. The non-performing loan coverage ratio was 455.28% at March 31, 2003 compared with 207.23% at March 31, 2002.

As a result of strong growth in service charges, fees related to the sale of insurance products, loan origination, and debit card usage, non-interest income increased 14.62% to $7,575,000 in 2003 from $6,609,000 in the first quarter of 2002. "The increase in non-interest income demonstrates the breadth of our financial services and our success in meeting the diverse financial needs of our customers," McGraw said. At March 31, 2003, non-interest income represented 37.77% of net operating revenue.

Non-interest expense increased 4.33% for the first quarter of 2003. This increase was primarily due to fees related to technology enhancements, normal salary increases and insurance. For the first quarter 2003, non-interest income growth of $966,000 outpaced non-interest expense growth of $532,000. Non-interest expense as a percentage of average assets improved to 3.79% for the first quarter of 2003 from 3.82% for the comparable period in 2002. The efficiency ratio improved from 62.03% for the first quarter of 2002 to 61.49% for the first quarter of 2003.

Conference Call Information

A live audio webcast of a conference call with analysts will be available beginning at 10:00 a.m. Eastern time on Thursday, April 17, 2003, through the
Investor       Relations      page      of      the      Company's      website:
www.thepeoplesbankandtrust.com, and through www.companyboardroom.com, or any of CCBN's distribution network. The event will be archived for 30 days. If Internet access is unavailable, the conference may also be heard live (listen-only) via telephone by dialing (800) 289-0496. A telephonic replay of the conference call will be available approximately two hours after the call ends and runs through the end of the business day on April 24. To listen to the replay, dial (719) 457-0820, and enter 354571 when prompted for the access code.

About The Peoples Holding Company

The Peoples Holding Company is the parent of Mississippi's fourth largest commercial bank headquartered in the state. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company also is parent of The Peoples Insurance Agency, Inc. The Peoples Bank has assets of approximately $1.4 billion and operates 40 community bank offices in 27 north and north-central Mississippi cities.

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Note To Investors

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, interest rate fluctuations, regulatory changes, portfolio performance and other factors discussed in our recent filings with the Securities and Exchange Commission.

                           THE PEOPLES HOLDING COMPANY
                    Summary Financial Highlights (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                        Three Months Ended
                                                             March 31,
                                                    ---------------------------
Earnings Summary                                        2003           2002
                                                    ------------   ------------
Net interest income ............................... $    12,481    $    12,439
Provision for loan losses .........................         767          1,125
                                                    ------------   ------------
Net interest income after provision
  for loan losses .................................      11,714         11,314
Noninterest income ................................       7,575          6,609
Noninterest expenses ..............................      12,830         12,298
                                                    ------------   ------------
Income before provision for income taxes and
  cumulative effect of accounting change ..........       6,459          5,625
Provision for income taxes ........................       1,907          1,560
                                                    ------------   ------------
Income before cumulative effect of
  accounting change ...............................       4,552          4,065
Cumulative effect of accounting change ............        --           (1,300)
                                                    ------------   ------------
Net income ........................................ $     4,552    $     2,765
                                                    ============   ============

Basic and diluted earnings per share:
  Income before cumulative effect of
    accounting change ............................. $      0.82    $      0.72
  Cumulative effect of accounting change ..........        --            (0.23)
                                                    ------------   ------------
  Net income ...................................... $      0.82    $      0.49
                                                    ============   ============

Weighted average shares outstanding - Basic .......   5,573,528      5,657,726
Weighted average shares outstanding - Diluted .....   5,579,515      5,660,727

Selected Ratios

Net interest rate spread ..........................       4.06%          4.17%
Net interest margin ...............................       4.39%          4.59%
Noninterest expense ratio .........................       3.79%          3.82%
Net overhead ratio ................................       1.65%          1.88%
Efficiency ratio ..................................      61.49%         62.03%
Return on average assets ..........................       1.29%          1.09%
Return on average equity ..........................      13.15%         11.37%


                                                      March 31,      Dec. 31,
Balance Sheet Summary:                                  2003           2002
                                                    ------------   ------------
Total assets ...................................... $ 1,392,887    $ 1,344,512
Loans, net ........................................     857,004        863,308
Deposits ..........................................   1,158,559      1,099,048
Shareholders' equity ..............................     135,053        132,778
Book value per common share .......................       24.23          23.82

Financial information contained in this news release is derived from the unaudited Condensed Balance Sheets and unaudited Condensed Statements of Income for the indicated periods. Additional financial information is available on the Company's website (www.thepeoplesbankandtrust.com) under the Financial Releases section of Investor Relations.


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